UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 27, 2011

GULFMARK ENERGY, INC.

(Exact Name of registrant as specified in its Charter)

Nevada	001-05970	82-0263301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 NE Loop 410, Ste. 495, San Antonio, TX	78216
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (210) 524-9725

SILVER BUTTE COMPANY

601 W. Main Ave., Ste. 1017, Spokane, WA 99201

(Registrant's former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.02

Unregistered Sale of Equity Securities

On June 28, 2011, the Company issued 793,240,633 common shares and 11,000,000 Series “A” Preferred shares representing the balance of common and preferred shares due to the Gulfmark Energy Group shareholders under the terms of the January 12, 2011 acquisition of Gulfmark Energy Group, Inc.

Under the terms of the acquisition, the Company was obligated to issue 1,072,000,000 shares of the Company’s Common Stock and 11,000,000 shares of the Company's Series A Preferred Stock. The Company had insufficient capital to complete the issuance without amending its articles of incorporation, increasing its capital and designating the Series “A” preferred shares.  The Company amended its articles of incorporation on June 27, 2011 increasing its common and preferred stock capital and designating the Series “A” preferred shares, as set forth below in Item 5.03.

These shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). As such, the shares of the Company’s Common Stock may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Articles of Amendment

On June 27, 2011, the Company amended its articles of incorporation in the following manner:

(1)  changed its corporate name to Gulfmark Energy, Inc.;

(2) increased its authorized common stock capital from 300,000,000 to 1,100,000,000 shares, par value $0.001 per share;

(3) increased its authorized preferred stock capital from 10,000,000 shares to 50,000,000 shares, par value $0.001 per share;

(4) designated 11,000,000 Series A Preferred shares with each preferred share having 20 votes per share and convertible into common shares at the rate of 20 common shares for each single share of preferred stock upon 75 days advance notice and designated 250,000 Series B Preferred shares convertible into common shares at the rate of 20 common shares for each single share of preferred stock upon 75 days advance notice; and

(5) implement a (1:40) reverse stock split of the Company's issued and outstanding common stock effective July 1, 2011.

Item 8.01

Other Events.

New Cusip Number

In connection with the name change and reverse split, the Standard & Poor’s CUSIP bureau has issued a new CUSIP number for our common stock.  The number is 402625 107.

FINRA Notification

In connection with the name change, change in capital and reverse stock split, we timely notified FINRA.  Additionally, we requested that FINRA assign a new stock symbol associated with the new corporate name Gulfmark Energy, Inc. FINRA has informed the Company that it will assign a new ticker symbol "GMEI" on July 1, 2011, subject to processing procedures. However, during the first 20 business days, the new stock symbol will have a "D" appended to it ("GMEID") because of the reverse stock split. The symbol will revert back to "GMEI" after this period.

Reverse Stock Split

The Reverse Split will occur on July 1, 2011, (the "Effective Date") without any further action on the part of shareholders of the Company and without regard to the date or dates on which certificates representing shares of Prior Common are actually surrendered by each holder for certificates representing the number of shares of the New Common that each stockholder is entitled to receive as a consequence of the Reverse Split.

After the Effective Date of the Reverse Split, the certificates representing shares of Prior Common represent one-fortieth the number of shares of New Common. Certificates representing shares of New Common will be issued in due course as old certificates are tendered for exchange. No fractional shares of New Common will be issued and, in lieu thereof, shareholders holding a number of shares of Prior Common not evenly divisible by 40, and stockholders holding fewer than 40 shares of Prior Common prior to the Effective Date, upon surrender of their old certificates, will receive one (1) share of New Common in lieu of fractional shares of New Common.

After the reverse split we will have 1,100,000,000 authorized common shares, approximately 27,292,010 issued and outstanding (subject to rounding up fractional shares) and 50,000,000 authorized preferred shares, 11,000,000 Series “A” preferred shares issued and outstanding.  The reverse split will not affect the preferred capital stock and will not reduce the number of common shares into which the preferred stock may be converted in the future.

The New Common issued pursuant to the Reverse Split will be fully paid and non-assessable. All shares of New Common will have the same voting rights and other rights as shares of the Prior Common.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits.

Exhibits Index

Exhibit No.

Description

3.1

Articles of Amendment filed with Nevada Secretary of State on June 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFMARK ENERGY, INC.

Dated: June 28, 2011

By:   Michael R. Ward

Title: President and Chief Executive Officer